EXHIBIT 99.1

Heat Biologics Announces Cost-Saving Measures and Focused Corporate Strategy to Achieve Important Clinical Milestones

Cost-saving measures enable Heat to achieve Phase 2 HS-410 bladder cancer data readout in 4Q:16 with its current cash on-hand

DURHAM, NC – April 7, 2016 – Heat Biologics, Inc. (“Heat”) (Nasdaq: HTBX), an immuno-oncology company developing novel therapies that activate a patient’s immune system against cancer, announced that the company is implementing cost-saving measures and a focused corporate strategy to achieve, with its current cash on-hand, data readout in the fourth quarter of 2016 for its lead Phase 2 program evaluating HS-410 for the treatment of non-muscle invasive bladder cancer.  These cost-saving measures include a workforce reduction of approximately 22% of the company’s headcount and a reduction in compensation for the remaining leadership team.  Heat also announced the voluntary resignation of two members from its Board of Directors.  In addition, Heat will further decrease operating expenses by advancing only the eight patients currently enrolled in its Phase 1b clinical trial evaluating HS-110 for the treatment of non-small cell lung cancer instead of enrolling the eighteen patients initially planned.  Heat intends to focus its resources to achieve the important near-term milestones for these two product candidates, both of which are expecting topline data in the fourth quarter of 2016.

“We remain committed to advancing our lead clinical program for HS-410 and the focused reductions announced today extend our cash runway to reach significant inflection points expected later this year,” said Jeff Wolf, Heat’s Founder and CEO.  “While difficult, these cost-saving measures are necessary.  We are truly grateful for the meaningful contributions of the talented individuals impacted.”

About Heat Biologics, Inc.

Heat Biologics, Inc. (Nasdaq: HTBX) is an immuno-oncology company developing novel therapies that activate a patient’s immune system against cancer.  Heat’s highly specific T cell-stimulating platform technologies, ImPACT and ComPACT, form the basis of its product candidates.  These platforms, in combination with other therapies, such as checkpoint inhibitors, are designed to address three distinct but synergistic mechanisms of action: robust activation of CD8+ “killer” T cells (one of the human immune system’s most potent weapons against cancer); reversal of tumor-induced immune suppression; and T cell co-stimulation to further enhance patients’ immune response.  Currently, Heat is conducting a Phase 2 trial with its HS-410 (vesigenurtacel-L) in patients with non-muscle invasive bladder cancer (NMIBC) and a Phase 1b trial with its HS-110 (viagenpumatucel-L) in combination with an anti-PD-1 checkpoint inhibitor to treat patients with non-small cell lung cancer (NSCLC).  For more information, please visit www.heatbio.com.

Forward-Looking Statements

This press release includes forward-looking statements on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions.  These statements are based upon current beliefs, expectations and assumptions and include statements regarding the intended decrease in operating expenses and the intended direction of Heat’s cash and resources to enable the achievement of important near-term milestones for HS-410 and HS-110, the expected timing of topline data in the fourth quarter of 2016.  These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability of Heat's ImPACT and ComPACT therapies to perform as designed, the ability to enroll patients and complete the clinical trials on time, the ability to achieve milestones with a reduced workforce and the other factors described in our annual report on Form 10-K for the year ended December 31, 2015 and our other filings with the SEC.  The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

CONTACT:

Heat Biologics, Inc.

Jennifer Almond

Investor and Media Relations

919-240-7133

investorrelations@heatbio.com